Exhibit 99.1

Thursday, July 29, 2004, 11:30 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN TO PRESENT AT ADAMS HARKNESS 24TH ANNUAL SUMMER SEMINAR

HOUSTON — (PRNewswire) — July 29, 2004 — Isolagen, Inc. (AMEX: ILE) announced that Michael Macaluso, Chief Executive Officer, will be presenting at the Adams Harkness 24th Annual Summer Seminar on Thursday, August 5, 2004 at 3:00 PM, EDT at the Marriott Long Wharf, Boston, Massachusetts.

Live Audio Web Cast

Members of the financial community, the media and other interested parties can access a live web cast of the presentation through Isolagen’s web site, http://www.isolagen.com.

Internet Replay

A copy of the slide presentation together with the audio will be archived on the Company’s web site following the presentation.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process has the potential of being shown to be a safe and effective treatment for a variety of conditions.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:

Michael Macaluso, CEO and President — (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Kate McNeil, Investors Contact, Investor Relations Group — (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group — (212) 825-3210